UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2020 (December 30, 2019)

FORTUNE VALLEY TREASURES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55555	32-0439333
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

No. 10 of Tuanjie 2nd Road, Beice, Humen
Dongguan, Guangdong, China	518000
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (86) 769-82268999

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On December 30, 2019, Fortune Valley Treasures, Inc. (“FVTI”), along with Qianhai DaXingHuaShang Investment (Shenzhen) Co., Ltd., a subsidiary of FVTI and a wholly foreign-owned enterprise (“QHDX”), entered into an equity interest transfer agreement (the “Agreement”) with shareholders (the “Original Shareholders”) of Foshan BaiTaFeng Beverage Development Co., Ltd. (“BTF”), who collectively owned 100% equity interest of BTF, a limited liability company engaged in the business of bottling and distributing of drinking water in China.

Pursuant to the Agreement, QHDX agreed to purchase 80% of BTF’s equity interest (the “Equity Transfer”) from Mr. Chunbin Li, the legal representative and one of the Original Shareholders of BTF (the “Seller”), in exchange for shares of FVTI’s common stock (“Issuable Shares”). The completion of the registration of the Equity Transfer with local government authorities (the “Closing”) is subject to satisfaction of all the closing conditions (unless waived), including but not limited to, the approval of the Equity Transfer by BTF shareholders, completion of due diligence review of BTF to the satisfaction of QHDX, waiver from the Original Shareholders to the right of first refusal to purchase the equity interest subject to the Equity Transfer. It is agreed that the Closing shall be conducted prior to the completion of an initial draft of the audited financial statements of BTF.

According to the Agreement, the total number of Issuable Shares will be determined according to the following formula:

Number of Issuable Shares = A x 80% x 15 ÷ 3.02 ÷ B

For the purpose of the foregoing formula:

A = Net profit of BTF during the period from October 1, 2019 to September 30, 2020.

B = 7:1, which is the exchange rate of U.S. Dollars to Chinese Yuan mutually agreed by the parties.

Pursuant to the Agreement, FVTI will issue the Issuable Shares to the Seller within 30 business days after September 30, 2020 pursuant to a separate subscription agreement to be entered into by FVTI and the Seller or his designee.

BTF and the Original Shareholders have agreed to achieve certain operation objectives of BTF, including a net profit of RMB 9 million (approximately $1.29 million) for the period from October 1, 2019 to September 30, 2020 and a net profit of RMB 3 million (approximately $0.14 million) for the fiscal year ended December 31, 2019. Pursuant to the Agreement, as long as the Seller continues to serve as the general manager and legal representative of BTF, the Original Shareholders and BTF shall ensure BTF achieves an increase in annual net profit of no less than 10% during each year of the five years after September 30, 2020.

Pursuant to the Agreement, BTF will establish a board of directors consisting of three individuals, two of which will be designated by QHDX and one by the Original Shareholders, and appoint a person designated by the Original Shareholders as general manager. To ensure the continuous operations of BTF, the parties agreed that BTF will retain its existing employees and all the management members of BTF shall sign employment agreements and non-compete agreements with BTF. The parties further agreed that BTF will not make any profit distribution within three years after the execution of the Agreement. Any subsequent share transfer or share pledge of QHDX’s equity interest in BTF is subject to the prior written consent of the Original Shareholders. In the event of a late payment of the consideration by QHDX or any delay in the registration of the Equity Transfer with local government caused by the Seller, a daily penalty of 0.05% of the outstanding payment is assessed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 6, 2020

FORTUNE VALLEY TREASURES, INC.

By:	/s/ Yumin Lin
Name:	Yumin Lin
Title:	Chief Executive Officer, President and Secretary